Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the First Quarter of $1.2 million or $0.41 Per Share

MOUNTLAKE TERRACE, WA – April 29, 2013 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2013 first quarter net income of $1.2 million, or $0.41 per diluted share, compared to $277,000 for the same period last year.  The Company completed its initial public offering on July 9, 2012 with the issuance of 3,240,125 shares of its common stock, which generated gross proceeds of $32.4 million; therefore, operating results before that date are for the Bank only.

“We continue to be pleased with the implementation of the business plan and growth in diversified earnings for the Company,” stated Joe Adams, CEO of the Company and the Bank.  “Management remains focused on leveraging the investments made in 2011 and 2012 to improve profitability as reflected in our first quarter results.”

 2013 First Quarter Highlights

•	Total assets increased to $371.6 million at March 31, 2013, up from $359.0 million at December 31, 2012 and $300.8 million at March 31, 2012;
•	Net income increased to $1.2 million compared to $1.1 million in the fourth quarter of 2012, and from $277,000 for the comparable quarter one year ago;
•	Earnings per diluted share were $0.41 for the first quarter of 2013 compared to $0.36 for the preceding quarter;
•	Net interest margin compressed to 5.45% compared to 5.52% for the preceding quarter and increased from 5.35% for the comparable quarter one year ago;
•	Total non-performing assets decreased to $3.8 million at March 31, 2013 compared to $4.1 million at December 31, 2012 and $4.8 million at March 31, 2012;
•	The ratio of non-performing assets to total assets improved to 1.0% at March 31, 2013 compared to 1.1% at December 31, 2012 and 1.6% at March 31, 2012; and
•
Capital levels at the Bank include Total Risk-Based Capital of 16.0% and a Tier 1 Leverage Capital Ratio of 13.2% as of March 31, 2013 compared to 16.0% and 13.3% as of December 31, 2012, respectively.

Balance Sheet and Credit Quality

Total assets increased to $371.6 million at March 31, 2013 compared to $359.0 million at December 31, 2012 and $300.8 million at March 31, 2012.  The increase in total assets from December 31, 2012 was primarily due to increases in loans held for sale of $11.3 million and net loans receivable of $1.6 million.  The increase in assets from March 31, 2012 was primarily due to increases in net loans receivable of $44.0 million, loans held for sale of $18.8 million, securities of $11.3 million and premises and equipment of $3.1 million partially offset by a $7.5 million decrease in cash and interest bearing deposits.

Net loans receivable increased $1.6 million to $276.5 million at March 31, 2013 from $274.9 million as of December 31, 2012 and increased $44.0 million from $232.5 million at March 31, 2012.  Total real estate loans increased $8.9 million quarter over quarter due to increased growth in commercial real estate loans including residential construction lending.  Consumer loans increased $5.3 million to $114.0 million as of March 31, 2013 compared to $108.7 million as of December 31, 2012 and $112.7 million March 31, 2012.  Quarter over quarter

FS Bancorp Q1 Earnings
April 29, 2013

decreases in other loan categories include a $12.4 million decrease in commercial business loans which reflects the lower usage of warehouse lending lines by the Bank’s warehouse lending customers.

LOAN PORTFOLIO
(Dollars in thousands)
	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$36,282	12.9%	$33,250	11.9%	$30,799	13.0%
Construction and development	39,074	13.9	31,893	11.4	14,989	6.3
Home equity	15,627	5.5	15,474	5.5	14,503	6.2
One-to-four-family (held for sale excluded)	13,465	4.7	13,976	5.0	10,453	4.4
Multi-family	2,247	0.8	3,202	1.2	1,141	0.5
Total real estate loans	106,695	37.8	97,795	35.0	71,885	30.4

CONSUMER LOANS:
Indirect home improvement	91,369	32.4	86,249	30.8	79,623	33.7
Recreational	18,750	6.7	17,968	6.4	25,809	10.9
Automobile	1,910	0.7	2,416	0.9	4,769	2.0
Home improvement	585	0.2	651	0.2	883	0.4
Other	1,338	0.5	1,386	0.5	1,576	0.7
Total consumer loans	113,952	40.5	108,670	38.8	112,660	47.7

COMMERCIAL BUSINESS LOANS	61,061	21.7	73,465	26.2	51,827	21.9
Total loans	281,708	100.0%	279,930	100.0%	236,372	100.0%

Allowance for loan losses	(5,044)		(4,698)		(4,200)
Deferred cost, fees, and discounts, net	(163)		(283)		307
Total loans receivable, net	$276,501		$274,949		$232,479

Originations of loans held for sale decreased 15.0% to $52.3 million during the quarter ended March 31, 2013 compared to $61.5 million for the preceding quarter.  The percentage of purchase versus refinance activity in the quarter was 45.8% of purchase volume for the first quarter of 2013 compared to 29.3% for the fourth quarter of 2012. Loans held for sale increased $11.3 million to $20.2 million at March 31, 2013 from $8.9 million at December 31, 2012 and $1.4 million at March 31, 2012.  On average, the Bank held loans for approximately 11 days at the end March 2013 compared to 10 days at the end of December 2012.  Loans closing in the last 10 days of the first quarter were $6.9 million more than loans closing in the last 10 days of the fourth quarter 2012, representing a majority of the increase in held for sale loans at March 31, 2013.  The Bank continues to expand home lending operations and to sell one-to-four-family mortgage loans into the secondary market for asset/liability management purposes and to generate noninterest income.  During the quarter ended March 31, 2013, the Bank sold $41.2 million of one-to-four family mortgage loans compared to $61.4 million for the preceding quarter and $7.1 million for the same quarter one year ago.

The allowance for loan losses at March 31, 2013 was $5.0 million, or 1.8% of gross loans receivable, compared to $4.7 million or 1.7% of gross loans receivable as of December 31, 2012 and $4.2 million, or 1.8% of gross loans receivable at March 31, 2012.  Non-performing loans, consisting of non-accrual loans, decreased to $1.8 million at March 31, 2013 from $1.9 million at both December 31, 2012 and March 31, 2012.  Other real estate owned totaled $2.0 million at March 31, 2013, compared to $2.1 million at December 31, 2012 and $2.8 million at March 31, 2012.  The $171,000 or 8.0% reduction in other real estate owned quarter over quarter reflects the sale of $93,000 in other real estate owned and write-downs to fair value of $78,000 during the quarter.  At March 31, 2013, the Bank also had $3.2 million in restructured loans of which $2.4 million were performing in accordance with their modified payment terms and $827,000 were on non-accrual status.

FS Bancorp Q1 Earnings
April 29, 2013

Total deposits increased $4.8 million or 1.7% to $293.8 million at March 31, 2013, from $288.9 million at December 31, 2012.  Transaction accounts (noninterest and interest-bearing checking accounts) increased to $59.1 million as of March 31, 2013 from $58.5 million at December 31, 2012 and $46.0 million at March 31, 2012.  Management continues to focus deposit growth efforts on relationship deposits with new and existing customers.

DEPOSIT BREAKDOWN (Dollars in thousands)
	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Interest-bearing checking	$22,579	7.7%	$24,348	8.4%	$23,033	8.7%
Noninterest-bearing checking	36,500	12.4	34,165	11.8	23,011	8.7
Savings	12,254	4.2	11,812	4.1	13,036	4.9
Money market	117,482	40.0	114,246	39.5	103,550	39.2
Certificates of deposits of less than $100,000	39,358	13.4	40,119	13.9	39,831	15.1
Certificates of deposits of $100,000 through $250,000	43,683	14.9	43,810	15.2	37,530	14.2
Certificates of deposits of more than $250,000	21,925	7.4	20,449	7.1	24,477	9.2
Total	$293,781	100%	$288,949	100%	$264,468	100%

Total stockholders’ equity increased $1.0 million to $60.9 million at March 31, 2013 from $59.9 million at December 31, 2012.  The increase in stockholders’ equity was predominantly a result of net income of $1.2 million partially offset by a decline in accumulated other comprehensive income, which includes the unrealized gain on securities available-for-sale, net of tax.  Book value per common share was $20.22 as of March 31, 2013 compared to $19.92 from the previous quarter.

The Bank is well capitalized with a Total Risk-Based Capital ratio of 16.0% and a Tier 1 Leverage Capital ratio of 13.2% at March 31, 2013.  The Company’s Total Risk-Based Capital and Tier 1 Leverage Capital ratios were 19.8% and 16.5%, respectively, as of March 31, 2013.

Operating Results

Net interest income before the provision for loan losses increased $1.0 million, or 27.8%, to $4.7 million for the three months ended March 31, 2013, from $3.7 million for the three months ended March 31, 2012.

The net interest margin increased 10 basis points to 5.45% for the three months ended March 31, 2013, from 5.35% for the same period of the prior year. The increase was primarily due to a shift in assets during the period from lower yielding cash and cash equivalents into higher yielding loans and investment securities, coupled with a 31 basis point decline in the cost of funds to 0.77% for the three months ended March 31, 2013 from 1.08% for the same period in the prior year.  The Company’s cost of funds declined due to lower money market and interest bearing checking deposit rates paid during the quarter.

The provision for loan losses was $600,000 for the three months ended March 31, 2013, compared to $515,000 for the three months ended March 31, 2012.  The $85,000 increase in the provision primarily related to higher loan balances, and a shift in the types of loans being originated, in particular construction and development loans and consumer loans.  Non-performing loans were $1.8 million, or 0.6% of total loans at March 31, 2013, compared to $1.9 million, or 0.8% of total loans, at March 31, 2012.  During the three months ended March 31, 2013, net charge-offs totaled $254,000 compared to $660,000 during the three months ended March 31, 2012.

Noninterest income increased $1.5 million, or 213.0%, to $2.3 million for the three months ended March 31, 2013, from $723,000 for the three months ended March 31, 2012.  The increase during the period was primarily due to

FS Bancorp Q1 Earnings
April 29, 2013

$1.6 million in gains associated with the sale of mortgage loans in the secondary market as part of the Bank’s home lending initiative.

Noninterest expense increased $887,000, or 24.8%, to $4.5 million for the three months ended March 31, 2013, from $3.6 million for the three months ended March 31, 2012.  Changes in noninterest expense included a $780,000, or 46.0%, increase in salaries and benefit costs associated with the addition of lending staff, a $251,000 or 49.5% increase in operation costs associated with the growth in the expanded lending platform, a $161,000, or 115.8% increase in loan costs associated with increased lending activities, partially offset by a $352,000 decrease in write-downs to fair value of other real estate owned.  Additionally, management reversed $122,000 in mortgage servicing rights impairment due primarily to the longer expected life in the servicing portfolio which reduced noninterest expense for the quarter.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominately small and middle-market businesses and individuals in western Washington through its six branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules, including as a result of Basel III; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us, other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q1 Earnings
April 29, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$1,354	$4,003
Interest-bearing deposits at other financial institutions	7,552	5,410
Securities available-for-sale, at fair value	43,158	43,313
Federal Home Loan Bank stock, at cost	1,749	1,765
Loans held for sale	20,160	8,870
Loans receivable, net	276,501	274,949
Accrued interest receivable	1,328	1,223
Premises and equipment, net	13,024	12,663
Other real estate owned	1,956	2,127
Deferred tax asset	1,472	1,927
Other assets	3,317	2,780
TOTAL ASSETS	$371,571	$359,030

LIABILITIES
Deposits
Interest-bearing accounts	$257,281	$254,784
Noninterest-bearing accounts	36,500	34,165
Total deposits	293,781	288,949
Borrowings	13,659	6,840
Other liabilities	3,190	3,344
Total liabilities	310,630	299,133
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; None issued or outstanding	--	--
Common stock, $.01 par value; 45,000,000 shares authorized; 3,240,125 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	32	32
Additional paid-in capital	29,923	29,894
Retained earnings	32,981	31,746
Accumulated other comprehensive income	311	597
Unearned shares - Employee Stock Ownership Plan (ESOP)	(2,306)	(2,372)
Total stockholders’ equity	60,941	59,897
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$371,571	$359,030

FS Bancorp Q1 Earnings
April 29, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans receivable	$4,938	$4,134
Interest and dividends on investment securities, and cash and cash equivalents	237	165
Total interest income	5,175	4,299
INTEREST EXPENSE
Deposits	472	603
Borrowings	38	46
Total interest expense	510	649
NET INTEREST INCOME	4,665	3,650
PROVISION FOR LOAN LOSSES	600	515
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,065	3,135
NONINTEREST INCOME
Service charges and fee income	453	490
Gain on sale of loans	1,552	106
Gain on sale of investment securities	168	12
Other noninterest income	90	115
Total noninterest income	2,263	723
NONINTEREST EXPENSE
Salaries and benefits	2,477	1,697
Operations	758	507
Occupancy	317	289
Data processing	266	233
OREO fair value write-downs, net of loss on sales	78	430
OREO expenses	22	34
Loan costs	300	139
Professional and board fees	230	137
FDIC insurance	57	63
Marketing and advertising	85	53
Recovery on mortgage servicing rights	(122)	(1)
Total noninterest expense	4,468	3,581
INCOME BEFORE PROVISION FOR INCOME TAX	1,860	277
PROVISION FOR INCOME TAX	625	--
NET INCOME	$1,235	$277
Basic earnings per share	$0.41	n/a(1)
Diluted earnings per share	$0.41	n/a(1)
___________________
(1) Earnings per share and share calculations are not available as the Company completed its stock offering on July 9, 2012.

FS Bancorp Q1 Earnings
April 29, 2013

KEY FINANCIAL RATIOS AND DATA	At or For the Three Months Ended
(Dollars in thousands, except per share data) (Unaudited)	March 31,	December 31,	March 31,
	2013	2012	2012

PERFORMANCE RATIOS:
Return on average assets (ratio of net income to average total assets) (2)	1.37%	1.22%	0.38%
Return on average equity (ratio of net income to average equity) (2)	8.29	7.13	4.13
Yield on average interest-earning assets	6.04	6.15	6.30
Rate paid on average interest-bearing liabilities	0.77	0.82	1.08
Interest rate spread information:
Average during period	5.27	5.33	5.22
Net interest margin (2)	5.45	5.52	5.35
Operating expense to average total assets (2)	4.94	5.61	4.94
Average interest-earning assets to average interest-bearing liabilities	129.43	129.30	113.52
Efficiency ratio (3)	64.49	66.24	81.89

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (4)	1.02%	1.13%	1.60%
Non-performing loans to total gross loans (5)	0.63	0.68	0.82
Allowance for loan losses to non-performing loans (5)	284.49	246.48	215.50
Allowance for loan losses to gross loans receivable	1.79	1.68	1.78

CAPITAL RATIOS, BANK ONLY:
Tier 1 Leverage Capital	13.19%	13.26%	9.22%
Tier 1 Risk-Based Capital	14.79	14.75	10.53
Total Risk-Based Capital	16.04	16.00	11.79

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 Leverage Capital	16.50%	16.66%	n/a
Total Risk-Based Capital	19.76	19.82	n/a

BOOK VALUE:
Book value per common share	$20.22 (7)	$19.92 (6)	n/a (1)
________________________________________________

(1)	Per share calculations are not available as the Company became a public company on July 9, 2012.
(2)	Annualized.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.
(6)	Book value per common share was calculated using all shares outstanding of 3,240,125 at December 31, 2012, less unallocated ESOP shares of 233,289.
(7)	Book value per common share was calculated using all shares outstanding of 3,240,125 at March 31, 2013, less unallocated ESOP shares of 226,809.